TRINET GROUP, INC.
RESTRICTED STOCK UNIT GRANT NOTICE
(2009 EQUITY INCENTIVE PLAN)
TriNet Group, Inc. (the “Company”), pursuant to its 2009 Equity Incentive Plan (the “Plan”), hereby awards to Participant a time-based Restricted Stock Unit Award for the number of shares of the Company’s Common Stock set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth herein and in the Plan, the Restricted Stock Unit Award Agreement and the Restrictive Covenant Agreement, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not otherwise defined herein will have the meanings set forth in the Plan or the Restricted Stock Unit Award Agreement. In the event of any conflict between the terms in the Award and the Plan, the terms of the Plan will control.

Participant:
Award Number:
Date of Grant:
Number of Shares Subject to Award:

Vesting Schedule:

Notwithstanding the foregoing, vesting will terminate upon the Participant’s termination of Continuous Service.

Issuance Schedule:	The shares will be issued in accordance with the issuance schedule set forth in Section 6 of the Restricted Stock Unit Award Agreement.
Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Restricted Stock Unit Grant Notice, the Restricted Stock Unit Award Agreement, the Restrictive Covenant Agreement and the Plan. Participant further acknowledges that, as of the Date of Grant, this Restricted Stock Unit Grant Notice, the Restricted Stock Unit Award Agreement, the Restrictive Covenant Agreement and the Plan set forth the entire understanding between Participant and the Company regarding this Award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) equity awards previously granted and delivered to Participant, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law or listing standards applicable to the Company, and (iii) any written employment or severance arrangement that would provide for vesting acceleration of the Award upon the terms and conditions set forth therein.

By accepting the Award, Participant acknowledges having received and read the Restricted Stock Unit Grant Notice, the Restricted Stock Unit Award Agreement, the Restrictive Covenant Agreement and

the Plan and agrees to all of the terms and conditions set forth in these documents. Furthermore, by accepting the Award, Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

TRINET GROUP, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
(2009 EQUITY INCENTIVE PLAN)
Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Award Agreement (the “Agreement”) and in consideration of your services, TriNet Group, Inc. (the “Company”) has awarded you a Restricted Stock Unit Award (the “Award”) under its 2009 Equity Incentive Plan (the “Plan”). The Award is granted to you effective as of the Date of Grant set forth in the Grant Notice for this Award. Defined terms not explicitly defined in this Agreement will have the same meanings given to them in the Plan or the Grant Notice. In the event of any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control. The details of the Award, in addition to those set forth in the Grant Notice and the Plan, are as follows.
1.    Grant of the Award. The Award represents the right to be issued on a future date the number of shares of the Company’s Common Stock as indicated in the Grant Notice upon the satisfaction of the terms set forth in this Agreement. Except as otherwise provided herein, you will not be required to make any payment to the Company with respect to your receipt of the Award, the vesting of the shares or the delivery of the underlying Common Stock.
2.    Vesting. Subject to the limitations contained herein, the Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice, provided that, vesting will cease upon the termination of your Continuous Service. Except as otherwise set forth in the Grant Notice, upon such termination of your Continuous Service, the shares credited to the Account that were not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in or to such underlying shares of Common Stock.
3.    Number of Shares.
(a)    The number of units/shares subject to the Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan.
(b)    Any shares, cash or other property that become subject to the Award pursuant to this Section 3 and Section 6, if any, will be subject, in a manner determined by the Board, to the same forfeiture restrictions, and restrictions on transferability as applicable to the other Restricted Shares covered by the Award.
(c)    Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional shares of Common Stock will be created pursuant to this Section 3. The Board will, in its discretion, determine an equivalent benefit for any fractional shares or fractional shares that might be created by the adjustments referred to in this Section 3.
4.    Securities Law and Other Compliance. You may not be issued any shares under the Award unless either (a) the shares are registered under the Securities Act; or (b) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. The Award also must comply with other applicable laws and regulations governing the Award, and you will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.
5.    Transfer Restrictions.
(a)    General. Unless and until the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of this Award or the shares issuable in respect of the Award, except as expressly provided in this Section 6. For example, you may not use shares that may be issued to you in respect of the Award as security for a loan. The restrictions on transfer set forth herein will lapse upon delivery to you of shares in respect of the vested portion of the Award.
(b)    Death. The Award is transferable by will and by the laws of descent and distribution. In addition, upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect transactions under the Plan, designate a third party who, in the event of your death, will thereafter be entitled to receive any distribution of Common Stock or other consideration pursuant to this Agreement at the time of your death. In the absence of such a designation, your executor or administrator of your estate will be entitled to receive, on behalf of your estate, such Common Stock or other consideration.
(c)    Certain Trusts. Upon receiving written permission from the Board or its duly authorized designee, you may transfer the Award to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the Award is held in the trust, provided that, you and the trustee enter into transfer and other agreements required by the Company.
(d)    Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer the Award or your right to receive the distribution of Common Stock or other consideration thereunder, pursuant to a domestic relations order that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this Award with the Company prior to finalizing the domestic relations order to help ensure the required information is contained within the domestic relations order.
6.    Date of Issuance.
(a)    The Company will deliver to you a number of shares of the Company’s Common Stock equal to the number of vested shares subject to the Award, including any additional shares received pursuant to Section 3 above that relate to those vested shares on the applicable vesting date(s). However, if a scheduled delivery date falls on a date that is not a business day, such delivery date will instead fall on the next following business day.
(b)    Notwithstanding the foregoing, in the event that (i) you are subject to the Company’s policy permitting certain individuals to sell shares only during certain “window” periods,

in effect from time to time or you are otherwise prohibited from selling shares of the Company’s Common Stock in the public market and any shares covered by the Award are scheduled to be delivered on a day (the “Original Distribution Date”) that does not occur during an open “window period” applicable to you, as determined by the Company in accordance with such policy, or does not occur on a date when you are otherwise permitted to sell shares of the Company’s Common Stock on the open market, and (ii) the Company elects not to satisfy its obligations for Tax-Related Items (as defined in Section 10) by withholding shares from your distribution, then such shares will not be delivered on such Original Distribution Date and will instead be delivered on the first business day of the next occurring open “window period” applicable to you pursuant to such policy (regardless of whether you are still providing Continuous Service at such time) or the next business day when you are not prohibited from selling shares of the Company’s Common Stock in the open market, but in no event later than the fifteenth (15th) day of the third calendar month of the calendar year following the calendar year in which the shares of Common Stock originally became vested. The form of such delivery (e.g., a stock certificate or electronic entry evidencing such shares) will be determined by the Company. In all cases, the delivery of shares under this Award is intended to comply with Treasury Regulation Section 1.409A-1(b)(4) and will be construed and administered in such a manner.
7.    Restrictive Covenants. As a condition precedent to receiving the Award, you agree to be subject to the restrictive covenants set forth in Exhibit A (the “Restrictive Covenant Agreement”).
8.    Dividends. You will be entitled to receive payments equal to any cash dividends and other distributions paid with respect to a corresponding number of shares to be issued in respect of the units covered by your Award, which cash payments shall be subject to the same forfeiture restrictions as apply to the units and shall be paid at the same time that the corresponding shares are issued in respect of your vested units. If any dividends or distributions are paid in shares, then you will automatically be granted a corresponding number of additional units subject to the Award (the “Dividend Units”), which shall be subject to the same forfeiture restrictions and restrictions on transferability, and same timing requirements for issuance of shares, as apply to the original units subject to the Award.
9.    Restrictive Legends. The shares issued under the Award will be endorsed with appropriate legends as determined by the Company.
10.    Award Not an Employment or Service Contract.
(a)    Your Continuous Service with the Company or an Affiliate is not for any specified term and may be terminated by you or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice. Nothing in this Agreement (including, but not limited to, the vesting of the Award pursuant to Section 2 or the issuance of the shares subject to the Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan will: (i) confer upon you any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (i) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (i) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (i) deprive the Company or an Affiliate of the right to terminate you at will and without regard to any future vesting opportunity that you may have.
(b)    By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award pursuant to Section 2 and the schedule set forth in the Grant Notice is earned only by continuing as an employee, director or consultant at the will of the Company or an Affiliate (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “Reorganization”). You further acknowledge and agree that such a Reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting in the Award. You further acknowledge and agree that this Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth in the Grant Notice or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant with the Company or an Affiliate for the term of this Agreement, for any period, or at all, and will not interfere in any way with your right or the right of the Company or an Affiliate to terminate your Continuous Service at any time, with or without cause and with or without notice.
11.    Responsibility for Taxes.
(a)    You acknowledge that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company in its discretion to be an appropriate charge to you even if legally applicable to the Company (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company.
(b)    Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the employer to satisfy all Tax-Related Items. In this regard, you authorize the Company or its agent to satisfy their withholding obligations with regard to all Tax-Related Items, if any, by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or the employer; (i) causing you to tender a cash payment; (i) entering on your behalf (pursuant to this authorization without further consent) into a “same day sale” commitment with a broker dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares to be delivered under the Award to satisfy the Tax-Related Items and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Tax-Related Items directly to the Company and/or its Affiliates; or (iv) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date shares of Common Stock are issued pursuant to Section 6) equal to the amount of such Tax-Related Items. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the vested portion of the Award, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.
(c)    Finally, you agree to pay to the Company or the employer any amount of Tax-Related Items that the Company or the employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock if you fail to comply with your obligations in connection with the Tax-Related Items.
12.    No Obligation To Minimize Taxes. You acknowledge that the Company is not making representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Award, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalent payments. Further, you acknowledge that the Company does not have any duty or obligation to minimize your liability for Tax-Related Items arising from the Award and will not be liable to you for any Tax-Related Items arising in connection with the Award.
13.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the Tax-Related Items arising in connection with the Award and by accepting the Award, you have agreed that you have done so or knowingly and voluntarily declined to do so.
14.    Unsecured Obligation. The Award is unfunded, and as a holder of a vested Award, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares pursuant to this Agreement. You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Agreement until such shares are issued to you pursuant to Section 6 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
15.    Other Documents. You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

16.    Notices. Any notices provided for in the Grant Notice, this Agreement or the Plan will be given in writing and will be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
17.    Governing Plan Document. The Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of the Award and those of the Plan, the provisions of the Plan will control. In addition, any compensation paid or shares issued under this Award is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.
18.    Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
19.    Effect on Other Employee Benefit Plans. The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Employee’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
20.    Amendment. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that, except as otherwise expressly provided in the Plan, no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that, any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.
21.    Compliance With Section 409A of the Code. This Award is intended to comply with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4). Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise deferred compensation subject to Section 409A, and if you are a “Specified Employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of your separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six months and one day after the date of the separation from service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).
22.    Miscellaneous.
(a)    The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. Your rights and obligations under your Award may only be assigned with the prior written consent of the Company.
(b)    You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(c)    You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.
(d)    This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)    All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
*    *    *

By accepting the Award described in the Restricted Stock Unit Grant Notice, to which this Agreement is attached, you agree to be bound by the terms of this Agreement.

EXHIBIT A
RESTRICTIVE COVENANT AGREEMENT

As a material condition to the grant of the Award provided for under the Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement ( the “Award Agreement”) by and between the grant recipient (“Employee”) and TriNet Group, Inc. (collectively with its Subsidiaries and Affiliates, “TriNet”) of even date hereof, Employee enters into and agrees to be bound by this Restrictive Covenant Agreement (the “Agreement”), made by and between Employee and TriNet effective as of the date Employee accepts the Award. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement or the TriNet Group, Inc. 2009 Equity Incentive Plan.

SECTION 1.Confidential Information.
1.1    Non-Disclosure. Employee agrees that during and after employment with TriNet, Employee will not (i) directly or indirectly disclose to any person or entity, or use, except for the sole benefit of TriNet, any of TriNet’s confidential or proprietary information or trade secrets (collectively, “Company Information”) or (ii) publish or submit for publication, any article or book relating to TriNet, its development projects, or other aspects of TriNet business. By way of illustration and not limitation, Company Information shall include TriNet’s trade secrets; research and development plans or projects; data and reports; computer materials such as software programs, instructions, source and object code, and printouts; products prospective products, inventions, developments, and discoveries; data compilations, development databases; business improvements; business plans (whether pursued or not); ideas; budgets; unpublished financial statements; licenses; pricing strategy and cost data; information regarding the skills and compensation of any employees, non-employee directors or consultants of TriNet (other than Employee); the personally identifying and protected health information of any employee, non-employee director or consultant of TriNet (other than Employee), including worksite employees of TriNet customers; lists of current and potential customers of TriNet; information about customers’ purchasing history, pricing, preferences and profitability; strategies, forecasts and other marketing information and techniques; employment and recruiting strategies and processes; sales practices, strategies, methods, forecasts, compensation plans, and other sales information; investor information; and the identities of TriNet’s suppliers, vendors, and contractors, and all information about those supplier, vendor and contractor relationships such as contact person(s), pricing and other terms. The definition of Company Information shall include both “know-how” (i.e., information about what works well) and “negative know-how” (i.e., information about what does not work well). Employee further acknowledges and agrees that all Company Information is confidential and proprietary and shall remain the exclusive property of TriNet.

1.2    Improper Use of Trade Secret Information. In furtherance of Employee’s promises in this Section 1, Employee agrees that during Employee’s employment and for a period of one year following termination of employment with TriNet, Employee will not, for Employee’s own benefit or for the benefit of a competitor of TriNet, use TriNet’s trade secrets, or use Employee’s knowledge of TriNet’s trade secret customer information, directly or indirectly, to (i) identify TriNet customers for solicitation, (ii) facilitate the solicitation of TriNet’s customers, or (iii) otherwise compete unfairly with TriNet.

SECTION 2.Permitted Disclosures. Nothing in this Agreement limits Employee’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege, to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission or self-regulatory organization regarding possible legal violations, without disclosure to TriNet.  TriNet may not retaliate against Employee for any of these activities, and nothing in the Agreement requires Employee to waive any monetary award or other payment to which Employee might become entitled from the SEC or any other government agency or self-regulatory organization as a result of such communication. Employee understands that these restrictions on disclosure or use of Company Information shall not limit in any way any right Employee may have to disclose or use information, including but not limited to information about unlawful acts in the workplace such as sexual harassment, pursuant to the National Labor Relations Act or any other applicable federal, state, or local law, including the right to communicate with co-workers for the purpose of improving terms and conditions of employment. Moreover, nothing in this Agreement prohibits Employee from notifying TriNet that Employee is going to make a report or disclosure to law enforcement. Further, pursuant to the Defend Trade Secrets Act of 2016, Employee shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Employee files a lawsuit for retaliation by TriNet for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and may use the trade secret information in the court proceeding, if Employee (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.
SECTION 3.Notice of Resignation. In the event Employee resigns Employee’s employment with TriNet and is immediately prior to such resignation employed in the TriNet Sales department in any position, or in any other part of TriNet with a job code of Executive Director or above, then in order to help effectuate and ensure an orderly transition, Employee shall provide TriNet with sixty (60) days’ notice of Employee’s resignation from TriNet as more specifically set forth below. Sub-sections 3.1 through 3.4, below, apply only if immediately prior to the prescribed notice, Employee is employed in the TriNet Sales department in any position, or in any other part of TriNet with a title of Executive Director or above.
3.1. Sixty (60) Days’ Notice. Employee will provide sixty days’ notice of Employee’s resignation in writing submitted to Employee’s direct supervisor and the Human Resources Department via email to MYHR@trinet.com, and such written notice shall include a disclosure of any new position or affiliation Employee has accepted, intends to accept or is considering accepting upon expiration of the Notice Period. (The first sixty (60) days following submission of a resignation in compliance with this Agreement as outlined below shall be the “Notice Period.”) Employee further agrees to give TriNet notice pursuant to this Section 3 immediately upon communicating to any prospective new employer that Employee has accepted or will be accepting an offer of employment with another employer.
3.2.        Duties and Cooperation During Notice Period. During the Notice Period Employee’s manager may ask Employee to take steps to help transition responsibility for ongoing projects and/or other job duties. Employee agrees to perform these duties and tasks, as Employee’s manager in his or her sole discretion may direct, including without limitation any or all of the following: (i) organize files and notes of any projects for transition; (ii) meet with Employee’s managers or their designee to review files and other data to help ensure that TriNet personnel are aware of and understand any files, projects or other business related data; (iii) meet with Employee’s manager or his/her designee to review the status of any projects, work, clients or personnel for which Employee was assigned responsibility, in order to help ensure that business needs may be seamlessly transitioned to and serviced by other TriNet personnel; (iv) otherwise being available to TriNet, as requested by Employee’s managers, to provide reasonable assistance to effectuate an orderly transition of files, projects, data, client service or personnel responsibilities, and any other job duties, prior to Employee’s last day of employment. The foregoing list is neither intended to be an exhaustive list of the transition-related tasks Employee may be required to perform, nor is it a promise that TriNet will have Employee engage in any or all of the listed tasks. There may be times during the Notice Period when TriNet is preparing for the transition in a way that does not involve Employee’s active engagement, and as such TriNet at its sole discretion may instruct Employee not to come into work or otherwise enter TriNet’s premises on some or all days of the Notice Period.
3.3.    Conduct During Notice Period. During the Notice Period, Employee will be a TriNet employee, will remain on TriNet’s payroll, will receive the same base rate of pay, and will continue to be eligible for all employee benefits just as in the period prior to Employee’s giving Notice of Resignation to TriNet. Employee’s primary job duties during the Notice Period will involve providing assistance to TriNet to effectuate an orderly transition of duties to other TriNet personnel as assigned by Employee’s manager. During the Notice Period, Employee shall: (i) not discuss or communicate about Employee’s impending departure from TriNet with clients or others who are not employees of TriNet unless authorized in writing to do so by Employee’s manager; (ii) not take any TriNet data, records or information off the premises of any TriNet office or facility; (iii) not remotely access TriNet systems (Employee understands that such accessibility may be terminated during the Notice Period); (iv) return to Employee’s TriNet manager, within one business day of tendering Employee’s notice of resignation, all files, data and information relating to TriNet clients or business which Employee may have had off premises during the course of Employee’s employment; (v) not use any social networking system or function to update any clients about Employee’s employment status with TriNet and/or any impending change of such status; and (vi) if Employee has had remote access to TriNet computer systems or if Employee has ever used a non-TriNet issued computer or electronic device for work, Employee will, upon TriNet’s request, make such personal computer(s) or other electronic devices available to TriNet and/or its computer forensic experts for imaging and searching to verify that all TriNet client data and any other non-public information has been removed. Employee understands and agrees that a core purpose of the Notice Period is to enable the orderly transition of files, data and client responsibility to other TriNet employees, and accordingly Employee understands and agrees that TriNet is free to and may elect to engage in a variety of transition-related activities, including but not limited to notifying clients of Employee’s intent to leave TriNet, informing clients of the identity of other TriNet employees being assigned to service their accounts, introducing the clients to other TriNet personnel, and/or holding meetings with clients that may or may not include Employee, as Employee’s manager may elect. Employee agrees and understands that during the Notice Period, Employee owes TriNet an unmitigated duty of loyalty, and that Employee shall do nothing during the Notice Period that Employee intends or reasonably expects to further Employee’s interests or the interests of Employee’s new employer to the actual or potential detriment of TriNet.
3.4.    At Will. Employee understands and agrees that nothing in this Agreement changes Employee’s "at will" employment status, and that TriNet may end the employment relationship at any time, with or without notice, for any reason or no reason at all. Likewise, Employee is free to end the employment relationship at any time, subject only to Employee’s obligation to provide notice in the manner described herein. Without limitation of the foregoing, Employee understands that TriNet retains the right in its absolute and sole discretion to terminate Employee’s employment after receiving notice from Employee pursuant to this Agreement, at which point Employee’s employment and the Notice Period will come to an end (including any associated obligation by TriNet to continue Employee’s salary and benefits during the Notice Period), but in no event shall TriNet terminate Employee’s employment or the Notice Period sooner than two (2) weeks after the date on which Employee gives notice of resignation pursuant to Section 3 (provided, however, that TriNet retains the right as set forth above to determine what duties, if any, will be performed, and/or whether and to what extent Employee’s attendance may be required during such two-week period).

SECTION 4.Non-Solicitation.
4.1. Customer Non-Solicitation. Employee will not, directly or indirectly, during employment with TriNet and for twelve (12) months following termination or separation of such employment for any reason, solicit or attempt to solicit any of TriNet’s customers or the business or patronage of such customers, either for him/herself of on behalf of any other person, partnership, corporation, or other entity. This restriction is limited to (a) customers Employee serviced, solicited or interacted with at any time during the 24 months immediately preceding termination of employment with TriNet; (b) customers serviced or solicited by other TriNet employees whom Employee supervised during the 24 months immediately preceding termination of employment with TriNet; and (c) customers about whom Employee had access to Confidential Information during the 24 months immediately preceding termination of employment with TriNet.

4.1.1. California & North Dakota. Sub-section 4.1, above, does not apply if the state in which Employee last worked for TriNet was California or North Dakota, provided, however, that with respect to Notice of Resignation and Non-Solicitation of customers Employee nevertheless is bound by the terms of Sections 3 and 1.2 above.

4.1.2. Oklahoma. Section 4.1 does not apply if the state in which Employee last worked for TriNet was Oklahoma, in which case Employee will not, during employment with TriNet and for twelve (12) months following termination or separation of employment for any reason, directly solicit TriNet’s Established Customers or the business or patronage of such Established Customers either for Employee’s own purposes or on behalf of any other person, partnership, corporation, or other entity. The term “Established Customers” in this Section 4.1.2. means customers who were active customers of TriNet at the time of termination of Employee’s employment with TriNet. This restriction on direct solicitation of Established Customers is further limited to (a) Established Customers that Employee serviced, solicited, or interacted with at any time during the 24 months immediately preceding Employee’s termination of employment with TriNet; and (b) Established Customers serviced or solicited by other TriNet employees whom Employee supervised during the 24 months immediately preceding Employee’s termination of employment with TriNet.

4.2. Employee Non-Solicitation. Employee will not, directly or indirectly, during employment with TriNet and for twelve (12) months following termination or separation of employment for any reason, solicit or recruit any TriNet employee(s), non-employee director(s) or consultant(s) of TriNet to accept a position with another company or entity, nor otherwise encourage or induce any TriNet employee, non-employee director or consultant to terminate their employment or affiliation with TriNet. This restriction applies only to (a) employees Employee supervised at any time during the 24 months immediately preceding termination of employment with TriNet, (b) employees with whom Employee worked in the same office at any time during the 24 months immediately preceding termination of employment with TriNet, and (c) employees with whom Employee otherwise had material contact at any time during the 24 months immediately preceding termination of employment with TriNet.

SECTION 5.Non-Competition. During Employee’s employment with TriNet, and for a period of twelve (12) months immediately following termination or separation of such employment for any reason, Employee will not directly or indirectly engage in, or become financially interested or invested in, any business, enterprise, or other profit-seeking entity (as owner, partner, director, officer, member, creditor, consultant, or employee) in competition with any portion of the business conducted or contemplated by TriNet at any time during Employee’s employment with TriNet, and in or with which Employee was involved, anywhere within the territory and/or geographic scope of responsibilities assigned to Employee at any time during the 24 months immediately preceding his/her termination of employment with TriNet. Employee has the right to consult with Employee’s counsel prior to accepting this Agreement.
5.1. California, Oklahoma, North Dakota. Section 5, above, does not apply if the state in which Employee last worked for TriNet was California, Oklahoma or North Dakota.

5.2. Massachusetts. If Employee last worked for TriNet in Massachusetts, then Employee hereby agrees that Employee’s acceptance of the Award identified in this Agreement, and Employee’s enjoyment of the financial opportunities flowing from such participation, provide Employee with a valuable investment opportunity which constitutes other mutually agreed consideration supporting Employee’s agreement to abide by the restrictions contained herein for purposes of compliance with Massachusetts law relating to non-competition agreements.

SECTION 6.Reasonableness of Restrictions. Employee acknowledges and agrees that compliance with the non-disclosure, non-solicitation, and non-competition covenants above is both reasonable and necessary to protect TriNet’s legitimate business interests, including its goodwill, its confidential business information, its customer and employee relationships and investment therein, and its reputation, and that Employee’s violation of these covenants is inconsistent with TriNet’s provision of equity ownership incentive grants as contemplated by the Award Agreement. Employee further acknowledges and agrees that Employee’s post-employment competition, and/or Employee’s solicitation of TriNet customers during this limited period of time, in violation of the non-competition and non-solicitation covenants above, would be contrary to the purpose, goal, and intent of TriNet’s agreement to provide Employee with the equity incentive award provided to Employee in the Award Agreement, and that but for Employee’s consent to such post-employment restrictions, the equity incentive award herein would not otherwise be awarded to Employee. Employee further acknowledges that Employee’s participation in equity ownership incentive grants is fully optional on the part of Employee, and that Employee opts to participate fully understanding that the foregoing covenants and restrictions would be conditions of such participation.
SECTION 7.Irreparable Harm/Injunctive Relief. Employee acknowledges and agrees that any breach of Employee’s obligations under the Non-Disclosure, Notice of Resignation, Non-Solicitation, and/or Non-Competition covenants above, as applicable, will result in irreparable and continuing harm and injury to TriNet for which there is no adequate remedy at law. Employee further agrees that in the event Employee breaches the non-disclosure, non-solicitation, and/or non-competition covenants, TriNet shall be entitled to seek and obtain temporary, preliminary, and permanent injunctive relief to enforce the specific terms of these covenants. Employee further agrees and consents that in any action seeking temporary or preliminary injunctive relief to enforce any of the foregoing restrictions, TriNet and Employee shall be entitled to engage in expedited discovery in aid of proceedings seeking temporary and/or preliminary injunctive relief, including expedited document production, interrogatories, and depositions limited at the expedited stage to those topics that are relevant to temporary and/or preliminary injunctive relief.
SECTION 8.Other Provisions. If any provision of this Agreement is found to be invalid or unenforceable, the parties hereto agree that a court may modify, alter or amend such provision to the extent necessary to make it enforceable. If a court declines to modify, alter or amend the provision to make it enforceable, then the remaining provisions of this Agreement shall remain in full force and effect. This Agreement is assignable by TriNet and will be binding upon and inure to the benefit of TriNet’s successors, assigns and affiliated entities. Employee agrees that, should TriNet, or any subsidiary or unit of TriNet in which Employee works, be acquired by, merge with, or otherwise combine with another business entity, TriNet’s rights under this Agreement will be automatically assigned to the surviving entity, and such entity will have all rights to enforce this Agreement. Employee hereby consents to any such actual or deemed automatic assignment. Notwithstanding the foregoing, Employee may not assign this Agreement.
SECTION 9.Governing Law; Venue. The terms of this Agreement and any disputes arising out of it shall be governed by, and construed in accordance with, the laws of the state or province in which Employee was last employed by TriNet, without giving effect to such state or province’s conflict of law principles. Employee agrees and understands that such state or province’s laws will govern as set forth herein regardless of whether Employee moves Employee’s residence or place of employment to another state or location after termination of employment with TriNet. Notwithstanding any arbitration agreement that otherwise may exist between Employee and TriNet, Employee and TriNet agree that in the event of any dispute arising under this Agreement, any such dispute is not subject to arbitration, and Employee and TriNet instead hereby mutually confer exclusive jurisdiction and venue for any dispute in any way related to this Agreement on the state, provincial or federal court having original jurisdiction for the location in which Employee last worked for TriNet, and Employee and TriNet both agree not to bring any litigation in any way related to this Agreement in any other court or forum.

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Employee understands and acknowledges that Employee has the right to consult with Employee’s attorney to obtain legal counsel prior to making the choice to accept this Agreement and the restrictions contained herein.
IN WITNESS WHEREOF, Employee accepts the obligations under this Agreement and will be deemed to have accepted and signed this Agreement upon Employee’s acceptance of the Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement to which it is attached.